UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2010

Clenergen Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-130286	20-2781289
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Bath House
8 Chapel Place
London EC2A 3DQ
United Kingdom	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 (0) 2077390028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2010, the Board of Directors of our company, Clenergen Corporation, appointed Tim Bowen as our chief operating officer.  Mr. Bowen is a Fellow of the Chartered Institute of Management Accounts, England and received a B.Sc (Econ) degree in accounting and financial management from the University of Buckingham in 1986.

Mr. Bowen has, for the last five years, served as a financial, management and investor relations consultant to numerous companies. Such activities included acting as chief executive officer of Sunfuel Ukraine LLC, a newly formed company with operations in Eastern Europe and Southern Africa (May 2009 to current); chief financial officer of Greenko Group plc, a India-based renewable energy company with its stock quoted on the AIM trading platform of the London Stock Exchange (June 2006 to September 2008); a director of Hitek (Laboratories) Ltd, a software services company based in the United Kingdom; and part-time chief financial officer of Phorm Inc., a New York-based online advertising technology company (October 2005 to April 2007).  Previously, Mr. Bowen served as chief operating officer and chief financial officer of IDOX plc, an information management and software development company with its stock quoted on the AIM trading platform of the London Stock Exchange (2000 to 2005).

Neither Mr. Bowen, age 45, nor any entity or person affiliated with Mr. Bowen has or will have, since November 1, 2008 and through the date of this Current Report on Form 8-K, a direct or indirect material interest in a transaction involving our company where such transaction involved an amount exceeding $120,000.

In connection with his appointment, two of our executive officers and directors have undertaken to transfer to Mr. Bowen an aggregate of 3 million shares of our common stock owned by such executive officers and directors.

Item 8.01	Other Events.

Effective April 8, 2010, our certificate of incorporation was amended to the effect of increasing the number of authorized shares of our common stock to 500 million from 150 million.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are being filed as part of this Current Report on Form 8-K.

Exhibit
Number	Exhibit Description
3.1	Certificate of Amendment of Certificate of Incorporation of Clenergen Corporation, as filed with the Secretary of State of the State of Nevada on April 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2010	Clenergen Corporation

	By:	/s/ Mark Quinn
Mark Quinn
Chief Executive Officer